CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Northern Lights Fund Trust. This reference is included under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of Generations Multi-Strategy Fund, a series of Northern Lights Fund Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 22, 2008